Exhibit 10.1

(Certain terms related to pricing indicated by ** in this Exhibit 10.1 have been omitted and have been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.)

LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (this “Agreement”) is made as of the 30th day of June 2004, by and between BALLY GAMING INC., a Nevada corporation, with offices at 6601 South Bermuda Road, Las Vegas, Nevada 89119 (“Licensor” or “Bally”) and SPECTRE GAMING, INC. a Minnesota corporation, with offices at 1466 Pioneer Way, El Cajon, Ca 92020 (“Licensee”). Licensor and Licensee may be referred to individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

     WHEREAS, Licensor owns or licenses the rights in certain Game Titles;

     WHEREAS, Licensor designs, manufactures and offers for sale certain Cabinets;

     WHEREAS, Licensee provides equipment and financial expertise to facilitate the operation of a bingo gaming system and certain types of equipment that may utilize Game Titles owned or licensed by Licensor and Cabinets manufactured and sold by Licensor;

     WHEREAS, Licensor is engaged in the business of manufacturing, licensing, distributing and selling Game Titles and Cabinets; and

     WHEREAS, Licensee desires to license certain Game Titles and to purchase certain Cabinets from Licensor.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

1.	CERTAIN DEFINITIONS:

     1.01 “Cabinet” shall mean and include a gaming device, player station, cabinet or similar equipment on which a Game Title may be operated or played, together with all patents, trademarks, logos and other intellectual property associated therewith. “Bally Cabinet” shall mean a Cabinet manufactured by Licensor and sold to Licensee under the terms of this Agreement. “Spectre Cabinet” shall mean any Cabinet owned or leased by Licensee or its parent, subsidiaries or affiliates that is not a Bally Cabinet.

     1.02 “Game Title” shall mean and include an individual game theme and its related method(s) of game play, paytables, graphical artwork and/or video images, audio features and all patents, trademarks, logos and other intellectual property associated therewith, excluding any computer software.

     1.03 “Bally Game Titles” shall mean and include all of Licensor’s Game Titles listed on Exhibit A attached hereto and made part hereof. By written supplementation of Exhibit A and mutual agreement of the Parties, the Licensed Game Titles may from time to time include additional Game Titles owned or licensed by Licensor.

     1.04 “License” shall mean an individual Bally Game Title developed for play and rent, sublicense or distribution in the Territory by Licensee and which is installed in a Cabinet, made available for play and placed in commercial operation within the Territory.

     1.05 “Licensee Customer” shall mean any parent, subsidiary, affiliate, sublicensee or customer of Licensee to which Licensee has rented, assigned, or sublicensed the right to use or further distribute a License.

     1.06 “Territory” shall mean and include all jurisdictions, locations, tribal casinos, racinos, facilities, establishments or other markets in which Licensee or any Licensee Customer may legally distribute, sell, operate, license or otherwise conduct bingo gaming operations.

     1.07 The “Term” of this Agreement shall be as set forth in Section 3 hereof.

2.	GRANT OF LICENSE:

     2.01 Licensor hereby grants and Licensee hereby accepts, subject to the terms and conditions hereinafter set forth, a non-exclusive license to utilize the Bally Game Titles in a Cabinet, to market, maintain, rent, sublicense or otherwise distribute the Bally Game Titles all within the Territory and whether pursuant to a rental, lease, sublicense or revenue sharing participation arrangement.

2.02 Notwithstanding any other terms and conditions hereof to the contrary, the obligations of the Parties hereunder are subject to all gaming licenses, permits and other approvals necessary to consummate the transactions contemplated hereunder and to operate Licenses within the Territory. Licensee or Licensee’s Customers shall, at its or their sole expense, be responsible for obtaining any regulatory approval to operate Licenses within the Territory. Licensor will provide Licensee with all reasonable assistance in obtaining such approvals.

3.	TERM:

     The license granted hereunder and the other rights and obligations of the Parties pursuant to this Agreement shall become effective upon the execution of this Agreement by the Parties and shall continue for a period of three (3) years unless earlier terminated pursuant to the terms and conditions hereof (the “Initial Term”); provided that Licensee shall have the perpetual right to use, market, maintain, rent, sublicense or otherwise distribute (within the Territory and subject to the applicable restrictions of this Agreement) any Licenses for which Licensee has paid or incurred a license fee hereunder as of the termination of this Agreement. Subsequent to the Initial Term, this Agreement may be extended from year to year upon mutual agreement of the Parties. The Initial Term and any such subsequent extension thereof shall be collectively referred to as the “Term.”

4.	DUTIES OF THE PARTIES:

     4.01 Licensee shall select games that it will develop for marketing, operation and play in the Territory from the list of Bally Game Titles. Licensee shall be solely responsible for developing and marketing for lease, rental, sublicense or distribution in the Territory the Bally Game Titles chosen by Licensee. Licensee shall develop the selected Bally Game Titles consistent with the design and quality standards of Licensor, and Licensor shall have final approval of all Bally Game Titles placed in operation by Licensee, which approval shall not be unreasonably withheld. With respect to any Bally Game Title, the rights to which Licensor has licensed from a third party licensor, Licensor reserves the right to withdraw such Bally Game Title from the terms of this Agreement and the license granted hereunder if Licensor is unable to obtain any required consent of such third party licensor to the terms and conditions of this Agreement.

     4.02 In its sole discretion, Licensor may develop additional Game Titles and submit them to Licensee for inclusion within the list of Bally Game Titles set forth on Exhibit “A” hereto. If an additional Game Title is developed by Licensor, Licensor may submit to Licensee an amendment to Exhibit A adding the additional Game Title.

     4.03 Licensor shall design, manufacture and offer for sale to Licensee certain Cabinets. The Cabinets so offered by Licensor and the prices and discounts therefor shall include such Cabinets, prices and discounts listed on Exhibit “B” attached hereto and made a part hereof. All Cabinets offered by Licensor to Licensee hereunder shall be capable of supporting, displaying and operating a License and shall include the components listed on Exhibit “C” attached hereto and made part hereof. Licensee shall have final approval of all Cabinets to be purchased from Licensor under this Agreement, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee may install Licenses in, and thereafter operate, rent, sell, sublicense or otherwise distribute, Bally Cabinets or Spectre Cabinets at Licensee’s election, subject to Licensor’s right to approve the use of the installed License within such Cabinets as provided in Section 4.01 hereof, which approval may not be unreasonably withheld.

     4.04 Licensor shall make available to Licensee spare and replacement parts for the Bally Cabinets at Licensor’s current published retail price less a twenty percent (20%) discount for such spare or replacement parts.

     4.05 Licensor will provide Licensee its standard limited warranty, as set forth on Exhibit “E” attached hereto and made a part hereof, on all Bally Cabinets. Licensee may, at its option, purchase extended warranties for the Bally Cabinets for additional periods of time at a rate of one percent (1%) of the cost of the applicable Cabinets for each ninety (90) days of extended warranty period purchased by Licensee. Such warranties shall be assignable by Licensee to any Licensee Customer.

5.	CONSIDERATION:

     5.01 Licensee shall pay to Licensor a license fee for each License in the amount as set forth on Exhibit “D” attached hereto and made part hereof. No license fee shall be due from Licensee with respect to any Bally Game Title or License installed in a Cabinet and furnished to Licensor for demonstration purposes under Section 8.01 of this Agreement.

     5.02 All Bally Cabinets and other goods provided by Licensor under this Agreement shall be made available to Licensee at the prices and discounts specified in this Agreement, but in any event on terms and conditions which are no less favorable than those under which such goods are provided by Licensor to third parties at comparable volumes. Such terms shall include, without limitation, the prices charged for the Bally Cabinets, as well as the delivery schedule of the Bally Cabinets and supplying spare parts.

     5.03 Unless otherwise specified in this Agreement and after the Initial Order (as hereinafter defined), payment of all license fees for Licenses and purchase prices for Cabinets and other parts supplied by Licensor shall be made as follows: Two percent (2%) within ten (10) days of receipt by Licensee (for purchases of Cabinets and parts) or placement in operation (for Licenses), net owing within thirty (30) days of such dates, subject to Licensee’s option to finance such payments under Section 5.04. For purposes of this Section 5.03 and Section 5.04, “placement in operation “ shall mean the date on which a License is made available for play and is placed in commercial operation in a Cabinet by Licensee or a Licensee Customer. All payments under this Agreement shall be made in U.S. dollars. Unless otherwise agreed in writing between the Parties, payment shall, at the option of Licensee, be made by corporate check or wire transfer to Licensor.

     5.04 At its option, Licensee may obtain financing from Licensor for any license fees for Licenses and purchase prices for Cabinets and other parts supplied by Licensor. The terms of such financing shall be as follows: Twenty-five percent (25%) down at time of order and the balance paid pursuant to a note amortized monthly for six months at an interest rate of nine percent (9%). . Delivery is FOB Las Vegas.

6.	GUARANTEED MINIMUM; GAME TITLE DEVELOPMENT AND SUBSTITUION:

6.01 Licensee guarantees to Licensor a minimum purchase of three thousand (3,000) Bally Cabinets from Licensor during the Initial Term (the “Guaranteed Minimum”). Licensee further agrees to purchase at least 100 Bally Cabinets and to incur license fees on 250 Licenses by June 30, 2004 (the “Initial Order”). In the event that Licensee purchases less than 3,000 Bally Cabinets from Licensor during the Initial Term, Licensee shall, in lieu of purchasing such Bally Cabinets for that period, pay Licensor the amount of $500 times the difference between the 3,000 Bally Cabinets and the number of Bally Cabinets actually purchased by Licensee, with such payment being due within 30 days after the last day of the Term.. During any renewal or extension period of the Term, there shall be no guaranteed minimum purchase required. Notwithstanding any other provision of this Agreement, payment of the license fees for the Initial Order shall not be due and owing until January 1, 2005, and shall not bear interest until after that date.

     6.02 Notwithstanding the obligations of Section 6.01 hereinabove, if, during any year of the Initial Term hereof, Licensee has purchased at least seventy percent (70%) of all its Cabinet purchases for Class II from Licensor, Licensor shall waive the Guaranteed Minimum for that year.

     6.03 Licensee shall develop software for marketing and distribution by Licensee in the Territory with a minimum of four (4) Bally Game Titles during each year of the Initial Term. During any renewal or extension period of the Term, Licensee shall provide for the software development of Bally Game Titles as it believes such games to be economically feasible within the Territory. Licensee may also create and develop variations of a Bally Game Title (“Derivative Works”). Any Derivative Work or software based on a Bally Game Title developed by Licensee shall be the exclusive property of Licensee, and Licensor shall be prohibited from reverse engineering, copying, designing, manufacturing, programming, selling, licensing, sublicensing, renting, distributing or otherwise using such software or Derivative Work except pursuant to a license agreement mutually acceptable to Licensee and Licensor. Licensor further agrees that it will not approve the use by any of its other licensees of a Bally Game Title in a game or product that appears to include any copy or further derivation of the software or Derivative Works developed by Licensee, unless such other licensee demonstrates to Licensor that it has not used Licensee’s software or Derivative Works, or has licensed or otherwise acquired from Licensee the right to use Licensee’s software or Derivative Works. All right, title and interest in and to the Bally Game Titles shall at all times be owned by Licensor.

     6.04 Licensee may, in its discretion, purchase Bally Cabinets to be utilized with games other than the Bally Game Titles at the prices listed on Exhibit “B.” In the event that standard Cabinets manufactured by Licensor require modification for such use, Licensee shall provide Licensor with the necessary specifications, and Licensor may, in its sole discretion, elect to manufacture and sell such specified Cabinets to Licensee with adjustments to the prices listed in Exhibit “B” as necessary to cover the cost of the modifications specified by Licensee.

     6.05 Licensee may, at its option and without incurring a new license fee, substitute, install and operate in any Cabinet a License different from the License already installed and operating in such Cabinet or a Game Title not licensed from Licensor.

7.	ACCOUNTING:

     7.01 Licensee agrees to generate and make available to Licensor monthly reports of the number of Licenses placed in operation and in use by Licensee or Licensee’s Customers. Licensee shall cooperate with Licensor to provide information from which the Parties may determine the number of units of Licenses placed in operation during each month and the license fees attributable thereto.

     7.02 Licensee agrees to keep accurate books of account and records covering all rentals, sublicenses, and distributions of Licenses and all license fees due under this Agreement and to permit Licensor at its own expense to inspect and copy such books of account and records during reasonable business hours (upon prior reasonable written notice) for the sole purpose of verifying the reports to be provided hereunder. Licensor shall keep any information obtained from any such inspection in confidence and shall require that its accountants do so as well. In the event that any audit by Licensor or its accountants, appropriately conducted, reveals that Licensee has underpaid license fees by two percent (2%) or more with respect to any six-month period which is the subject of such audit, Licensee shall pay to Licensor, within fifteen days of notice of such deficiency, the amount of any such deficiency with interest at the rate specified in Section 7.03 hereof from the date such deficiency was originally due. All books of accounts and records relating to each report to be provided under this Agreement shall be retained by Licensee for at least two (2) years after the termination or expiration of this Agreement, and Licensor’s audit rights shall survive termination or expiration of this Agreement. Licensee has the right to review and challenge Licensor’s audit findings, and no alleged delinquent amounts shall be due until the propriety of the audit is determined or agreed by the Parties.

     7.03 If Licensee fails to timely submit accurate reports and to pay license fees due hereunder, Licensee shall pay interest on overdue amounts at the monthly rate of one and one-half percent (1.5%) or the highest rate permitted by law, whichever is the lower.

     7.04 Licensee and Licensor shall each severally be responsible for any taxes, fees, licensing requirements, licensing expenses, or any other costs and expenses incurred in the performance of its respective obligations under this Agreement.

8.	QUALITY OF LICENSED PRODUCTS:

     8.01 Prior to distribution by Licensee, Licensor shall have the right to determine in its reasonable discretion whether the use of the Bally Game Title meets Licensor’s standards of merchantability. For such purpose, Licensee will provide to Licensor free of charge two (2) Spectre Cabinets. Licensee shall provide Licensor with the hardware and/or software necessary to review each Bally Game Title to be distributed by Licensee, on either a Spectre Cabinet or a Bally Cabinet, for approval. Upon expiration or termination of this Agreement, Licensor shall return any hardware or software provided by Licensee for such demonstration purposes. All demonstration player stations shall be capable of running a demonstration of the applicable License but shall not be capable of play. All such demonstration player stations shall be submitted for approval in final form (including all applicable artwork and sound). Licensor may retain such demonstration player stations at its option; provided that, upon termination of this Agreement, all Spectre Cabinets shall be returned to Licensee. No license fees shall be due from Licensee on such demonstration player stations. Licensor agrees that it shall use all commercially reasonable efforts to expedite its approval of the all Bally Game Titles developed for distribution by Licensee and submitted to Licensor for approval under this Agreement. Licensor reserves the right to rescind at any time its approval of any intended use by Licensee of a Bally Game Title or License, if Licensor determines that Licensee’s use of the applicable Bally Game Title does not meet Licensor’s reasonable quality standards and Licensee has not cured the deficiency within thirty (30) days of notice to Licensee of the deficiency.

     8.02 If Licensor disapproves of any Bally Game Title or License submitted by Licensee for approval hereunder, Licensor shall furnish at the time notice of disapproval is given to Licensee a written explanation of the reason(s) for such disapproval and recommendations for suggested changes, and Licensee shall resubmit such item after changes have been made for Licensor’s approval.

     8.03 If Licensor’s approval is not received by Licensee within fifteen (15) business days after Licensor’s receipt of the applicable demonstration player stations submitted for approval, Licensor’s approval shall be deemed to have been granted.

     8.04 Licensee shall have the right to determine in its reasonable discretion whether any Bally Cabinet or part furnished by Licensor to Licensee under the terms of this Agreement meets Licensee’s standards of merchantability within the Territory. Licensee may reject any Cabinet not meeting such standards. If Licensee rejects any Bally Cabinet, Licensee shall at the time of such rejection furnish Licensor notice of such rejection and an explanation of the reason(s) and recommendations for suggested changes. Licensor shall resubmit a rejected Bally Cabinet for Licensee’s approval after modifications have been made.

9.	INTELLECTUAL PROPERTY RIGHTS:

     Licensor shall retain all right, title and interest in and to all intellectual property associated with all Bally Game Titles, except as granted to Licensee hereunder. All software or Derivative Works based on Bally Game Titles developed by Licensee for use in the Territory shall be considered the intellectual property of Licensee.

10.	MANUFACTURE, MARKETING AND DISTRIBUTION:

     10.01 Licensor shall manufacture and ship to a destination specified by Licensee all Bally Cabinets ordered by Licensee within sixty (60) days of receiving a purchase order therefor.

10.02 Licensee agrees that it will rent, sublicense and distribute the Licenses and that it will make and maintain adequate arrangements for the distribution of same using commercially reasonable efforts to effect distribution throughout the Territory. 10.03 Licensee shall develop software and Derivative Works based on the Bally Game Titles for sale, rent, sublicense or distribution, including all artwork, designs, copy, literary text, other computer software, and advertising and promotional material of any sort incorporating or based on the Bally Game Titles, using its own employees or independent contractors or affiliates. Such affiliates or contractors will comply with Licensee’s compliance program.

11.	REPRESENTATIONS AND WARRANTIES:

     11.01 Licensee hereby represents and warrants that it is free to enter into and fully perform this Agreement; that Licensee is a limited liability company validly existing under the laws of the State of Minnesota and qualified to conduct business in the state of its formation; that Licensee or Licensee’s Customers has or will acquire all licenses and permits required to allow Licensee to rent, sublicense or distribute Licenses in the Territory, including without limitation any required by a regulatory body (“Commission”).

     11.02 Licensor hereby represents and warrants that it is free to enter into and fully perform this Agreement; that Licensor is a corporation validly existing under the laws of the State of Nevada; that Licensor is the sole owner or licensee of the Bally Game Titles and has the full and exclusive power to grant the rights and licenses to the Bally Game Titles as described herein; and that Licensor has obtained all necessary gaming or other licenses, including without limitation any required by a Commission, to perform the terms and conditions of this Agreement.

12. INDEMNIFICATION:

12.01 Each Party agrees to indemnify, defend and hold the other (including officers, directors, agents and employees of such Party or its parents, subsidiaries, affiliates, customers and sublicensees) harmless against any loss, damage, expense or cost (including reasonable attorneys’ fees) arising out of any claim, demand, suit or judgment resulting from or relating to any breach of any warranty or representation set forth in Section 11 above.

Each Party shall promptly inform the other in writing of any such claim, demand, suit or judgment.

     12.02 In connection with any such claim, demand or suit referred to above, the party so indemnifying (the “Indemnitor”) agrees to defend, contest or otherwise protect the indemnified party (the “Indemnitee”) against any such suit, action, investigation, claim or proceeding at the Indemnitor’s own cost and expense. The Indemnitee shall have the right, but not the obligation to participate, at its own expense, in the defense thereof by counsel of its own choice. In the event that the Indemnitor fails timely to accept the defense and indemnity of and to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right upon twenty (20) days’ prior written notice (or such shorter period as shall be necessary under the circumstances of the suit, action or proceeding) to the Indemnitor to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnitor, including without limitation, reasonable attorneys’ fees, disbursements and all reasonable amounts applied as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof. The obligations hereunder shall survive the termination or expiration of this Agreement for a period of three years, except for claims of intellectual property infringement which shall survive expiration or termination of this Agreement for a period of six years.

12.03 Licensee agrees that it will obtain and maintain during the Term at its own expense, general liability insurance (including coverage for product liability) from a recognized and qualified insurance company naming Licensor as additional insured in the amount of at least Three Million Dollars ($3,000,000.00) per occurrence against any claims, suits, losses or damages, including attorneys’ fees, arising out of the marketing, distribution, sale or use of the Bally Cabinets by Spectre. Such policy shall be non-cancelable except after thirty (30) days’ prior written notice to Licensor. As proof of such insurance, a fully paid certificate of insurance will be submitted to Licensor by Licensee for Licensor’s prior written approval before any Bally Cabinet is distributed or sold, and at the latest within thirty (30) days after the date of this Agreement.

     12.04 Licensor and Licensee shall each notify the other promptly upon learning of any infringing, unauthorized use of the other’s intellectual property which is the subject of this Agreement.

13.	EVENTS OF DEFAULT AND TERMINATION:

     13.01

     (a) Licensee shall be deemed to be in default of this Agreement, and Licensor shall have the right to immediately terminate this Agreement or notify Licensee that Licensor has revoked the license granted herein in the event Licensee fails after thirty (30) days’ written notice to Licensee to make any payment due and owing under the terms of this Agreement, furnish any statement in accordance herewith, or reasonably comply with any other of Licensee’s obligations hereunder.

     (b) If during the Term of this Agreement Licensee is unable to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files any petition under any federal or state bankruptcy statute, or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States or any state, and in the case of an involuntary filing only, such impediment is not removed within thirty (30) days from the inception of same, Licensor may terminate this Agreement upon written notice.

     (c) If during the Term of this Agreement any of Licensee’s gaming licenses are suspended, revoked or otherwise made ineffective by any gaming regulatory agency, or Alliance Gaming Corporation’s Compliance Committee disapproves or withdraws its approval as provided in Section 15.02 hereof, either party shall have the immediate right to terminate this Agreement.

     13.02

     (a) Licensor shall be deemed to be in default of this Agreement, and Licensee shall have the right to immediately terminate this Agreement, in the event Licensor fails, after thirty (30) days’ written notice to Licensor, to reasonably comply with any of Licensor’s obligations hereunder.

     (b) If, during the Term of this Agreement, Licensor is unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or files any petition under any federal or state bankruptcy statute, or be adjudicated a bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States or any state, and in the case of an involuntary filing only, such impediment is not removed within thirty (30) days from the inception of same, Licensee may terminate this Agreement upon written notice.

     (c) If during the Term of this Agreement any of Licensor’s gaming licenses are suspended, revoked or otherwise made ineffective by any gaming regulatory agency, or Licensee disapproves or withdraws its approval as provided in Section 15.03 hereof; Licensee shall have the immediate right to terminate this Agreement.

14.	EXPIRATION OR TERMINATION OF AGREEMENT:

     14.01 Upon any termination of this Agreement, Licensee and any Licensee Customer shall have the right to continue to use and maintain the Licenses for which license fees have already been paid or accrued, subject to the continued payment of any continuing license fees, if applicable, along with the following requirements:

   (a) all guaranteed minimums incurred prior to the date of termination shall be due and payable at the end of the applicable time period (except as provided in Section 13.01(c) and Section 6.02).

   (b) Licensee shall (i) within thirty (30) days following termination of this Agreement: (i) deliver a preliminary accounting and inventory to Licensor of all Licenses ordered or on hand and all Licenses sublicensed up to the date of such termination; (ii) within forty-five (45) days following such termination, deliver a final accounting and inventory to Licensor of all Licenses on hand or ordered, and all

   Licenses sublicensed up to the date of termination of this Agreement; and (iii) make payment to Licensor of all monies then outstanding under this Agreement within thirty (30) days following such termination or within the payment term provisions of this Agreement for installment or financed purchases and licensing, whichever period is longer.

15.	COMPLIANCE WITH LAWS:

     15.01 This Agreement is contingent on any necessary initial and continued approvals and licenses from any regulatory authorities having jurisdiction over the Parties or the subject matter of this Agreement. Each Party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for that Party to perform under this Agreement, shall diligently pursue its applications and pay all associated costs and fees, and shall otherwise cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with Licensee, Licensor or their affiliates, or this Agreement. If any license or approval necessary for either Party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void effective the date of the denial, suspension, or revocation, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the Parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

     15.02 Licensee acknowledges that Alliance Gaming Corporation (Licensor’s parent company), as a company operating under privileged licenses in a highly regulated industry, maintains the “Alliance Compliance Program” as part of a compliance program to protect and preserve the name, reputation, integrity, and good will of Alliance and its subsidiaries and affiliates (including Licensor) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and Licensor’s association with Licensee or Licensee’s Customers are contingent on the continued approval under the Alliance Compliance Program and its compliance committee (“Licensor’s Compliance Committee”). Licensee shall cooperate with Alliance and its Licensor’s Compliance Committee as reasonably requested by Alliance or the Committee and provide the Committee with such information as it may request. If Alliance, acting on the reasonable recommendation of the Committee, withdraws its approval of this Agreement or Licensee for reasons reasonably related to Licensee’s suitability, then this Agreement shall be void and neither Party shall have any rights hereunder. In addition, Licensee shall promptly provide Licensor with all information reasonably requested by the Compliance Committee of Licensor with respect to Licensee’s (including Licensee’s officers’, directors’ and controlling shareholders’) financial condition, litigation, indictments, criminal proceedings, and the like, in which they are or may have been involved, if any, in order for the Licensor’s Compliance Committee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Licensor or its affiliates with any gaming commission, board or similar regulatory agency. It shall be an event of default under Section 13.01(c) hereof if Alliance Gaming Corporation or Licensor’s Compliance Committee obtains from any source information with respect to

Licensee or this Agreement that would, in the reasonable opinion of Alliance or the Committee or both, jeopardize the gaming licenses, permits, or status of Alliance or any of its subsidiaries or affiliates (including Licensee), with any gaming commission, board, or similar regulatory or law enforcement authority.

     15.03 Licensor acknowledges that Licensee, as a company operating under privileged licenses in a highly regulated industry, maintains a compliance program to protect and preserve the name, reputation, integrity, and good will of Licensee and its subsidiaries and affiliates through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for those companies or with which those companies are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. This Agreement and Licensee’s association with Licensor are contingent on the continued approval under Licensee’s compliance program. Licensor shall cooperate with Licensee as reasonably requested by Licensee and provide Licensee with such information as it may request. Licensee, acting reasonably under its compliance program, shall have the right to withdraw its approval of this Agreement or Licensor for reasons reasonably related to Licensee’s suitability, in which case this Agreement shall be void and neither Party shall have any rights hereunder. In addition, Licensor shall promptly provide Licensee with all information reasonably requested by Licensee with respect to Licensor’s (including Licensor’s officers’, directors’ and controlling shareholders’) financial condition, litigation, indictments, criminal proceedings, and the like, in which they are or may have been involved, if any, in order for the Licensee to determine that no such information would disclose any fact which would jeopardize, in any manner, any gaming licenses or permits held by Licensee or its subsidiaries or affiliates with any gaming commission, board or similar regulatory agency. It shall be an event of default under Section 13.02(c) hereof if Licensee obtains from any source information with respect to Licensor or this Agreement that would, in the reasonable opinion of Licensee, jeopardize the gaming licenses, permits, or status of Licensee or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority.

16.	CONFIDENTIAL INFORMATION/NON-SOLICITATION:

     16.01 Licensee shall keep in confidence, not disclose to any third party and not use for any purpose except its performance under this Agreement, without the written permission of Licensor, the terms of this Agreement and the information of Licensor, its affiliates or licensors made known to Licensee under this Agreement. The foregoing requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of Licensee, (b) disclosed to Licensee by a third party which is under no obligation of confidentiality with respect to such information and which does not place Licensee under such an obligation, or (c) required to be disclosed by applicable rules and regulations of federal, state, local or tribal government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination or expiration of this Agreement and (ii) shall extend to any Licensee Customer, affiliates, agents, officers, directors, employees or subcontractors of Licensee.

     16.02 Licensor shall keep in confidence, not disclose to any third party and not use for any purpose except its performance under this Agreement, without the written permission of Licensee, the terms of this Agreement and the information of Licensee, its affiliates or licensors made known to Licensor under this Agreement. The foregoing requirement of confidentiality shall not apply to information that is (a) in the public domain through no wrongful act of Licensor, (b) disclosed to Licensor by a third party which is under no obligation of confidentiality with respect to such information and which does not place Licensor under such an obligation, or (c) required to be disclosed by applicable rules and regulations of federal, state, local or tribal government agencies or judicial bodies. This obligation of confidentiality: (i) shall survive termination or expiration of this Agreement and (ii) shall extend to any affiliates, agents, officers, directors, employees or subcontractors of Licensor.

     16.03 The Parties agree that this Agreement shall be confidential and not disclosed to any third parties (other than a Party’s attorneys or accountants with legitimate reason to know) for any reason without the prior written consent of the other party, unless required by law, regulation or the terms of this Agreement. No press release or other similar announcement of this Agreement shall be made by either Party without written consent and approval as to the form of announcement from the other Party.

17.	MISCELLANEOUS:

     17.01 Each of the parties hereto consents to the exclusive jurisdiction and venue of the state and federal courts of the State of Nevada, with respect to any matter relating to this Agreement, and each party hereto consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction.

     17.02 A waiver of a default under this Agreement shall not be a waiver of any other or a subsequent default.

     17.03 Each Party shall be solely responsible for all expenses incurred by it in the performance of this Agreement. Neither Party shall have the authority, express or implied, to bind the other Party with respect to any matter. The Parties acknowledge and agree that this Agreement does not create, nor is it intended to create, a partnership, joint venture, agency or any other relationship between the Parties.

     17.04 In any litigation or arbitration arising under or out of this Agreement, or in any action brought to enforce a judgment or an arbitration award, the prevailing Party shall be entitled to reasonable attorneys’ fees and costs (including without limitation appellate fees and costs) from the non-prevailing Party.

     17.05 This Agreement shall not be assignable by either Party, in whole or in part, without the prior written consent of the other Party, except that Licensee shall be free to sublicense or otherwise distribute Licenses subject to the terms and conditions of this Agreement without obtaining further consent thereto.

     17.06 This Agreement constitutes the entire agreement and understanding and supersedes and cancels any and all prior oral or written agreements and understandings of the Parties relating to the subject matter hereof. This Agreement shall not be amended or modified in whole or in part except by a writing signed by the Parties. No waiver by any Party of any violation of any provision of this Agreement shall be effective unless given in a signed writing, nor shall any such waiver be deemed a waiver of any further violation of this Agreement unless expressly so stated in a signed writing. The section headings of this Agreement are for convenience of reference only, and shall not constitute any part of this Agreement. In all cases, the language in all parts of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. This Agreement has been made and shall be interpreted in accordance with the applicable laws of the State of Nevada. The Parties shall each use their respective reasonable best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this Agreement.

     17.07 All notices hereunder shall be in writing and shall be deemed to have been given or made when (i) delivered by hand; (ii) delivered by facsimile or overnight delivery service; or (iii) delivered or mailed by registered or certified mail, postage prepaid, addressed as follows, until notice of another address and/or facsimile number shall have been received by the other Party.

If to Licensor:	Bally Gaming, Inc. Attn: Legal Dept. Telephone: (702) 896-7700
Facsimile No.: (702) 896-7990

If to Licensee:	Spectre Games, Inc. Attn: Russell Mix
Telephone: 619.440.6183 Facsimile No.: 619.440.6231

     17.08 If any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement in any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction to give effect to the intent of the Parties so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

     17.09 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

     17.10 Each Party represents to and agrees with the other that it will comply with all applicable United States laws including all export administration regulations regarding the export of software and supporting equipment and technology from the United States.

     17.11. Neither Party shall be liable to the other Party or any third party for the failure of Bally Cabinets or Licenses to operate or for failure to perform its obligations hereunder due to an act of God; fire; casualty; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; act or decision of a governmental authority; injunction; technical difficulties; failure of satellite communications or electrical or telephone power transmission lines or facilities; strike or labor dispute; or any other cause beyond the control of either Party or its contractors, sub-contractors, representatives and agents. In the event of any such occurrence(s), the performing Party, at its option, may terminate this Agreement or suspend and defer its performance hereunder without incurring any liability to the non-performing Party or any entities or individuals whose claims are predicated upon the operation of the Bally Cabinets or Licenses.

     17.12. Applicable to Ticket Printing Only. Each Cabinet obtained hereunder with cashless capability (a “Licensed Cashless Gaming Machine”) is provided under a limited license to one or more of the following U.S. Patent Nos. 5,290,033; 5,265,874; 6,048,269; 5,429,361; and 5,470,079. Any use of a Licensed Cashless Gaming Machine constitutes the acknowledgement of and agreement to the following “Limited License”:

     a. Licensed Cashless Gaming Machine License Rights. Licensed Cashless Gaming Machines are licensed for use solely in connection with a cashless gaming system that is separately licensed under these patents (a “Licensed Cashless Gaming System”). The use of a Licensed Cashless Gaming Machine with an unlicensed gaming system that has cashless capability is an unlicensed use. Licensee agrees to use the cashless functionality of a Licensed Cashless Gaming Machine only where such Licensed Cashless Gaming Machine is attached to a Licensed Cashless Gaming System.

     b. Other License Limitations. Each Limited License is expressly limited to the original Licensed Cashless Gaming Machine (i.e., one serial number per license). A license may not be transferred from one Cabinet to another. Any unauthorized transfer voids this license.

     IN WITNESS WHEREOF, the Parties have signed this Agreement as of the day and year first above written.

SPECTRE GAMES, INC.	BALLY GAMING, INC.

Russell Mix, CEO	Paul Lofgren, Executive Vice President

EXHIBIT “A”
GAMES INCLUDED IN THE AGREEMENT

TO BE PROVIDED

EXHIBIT “B”
AVAILABLE CABINETS, PRICING AND DISCOUNTS

TYPE OF					Cumulative Volume Discount
UNIT	Price With Printer*		Price Without Printer*		2,001-3,000 Cabinets		3,001-4,000 Cabinets		4,001 or more Cabinets
Casino Slant Top	*	*	*	*	*	*	*	*	*	*
Upright Round Top	*	*	*	*	*	*	*	*	*	*
Upright Square Top	*	*	*	*	*	*	*	*	*	*
Bar Top Units	*	*	*	*	*	*	*	*	*	*

Note 1. Prices and discounts subject to renegotiation after Initial Term of Agreement.

Note 2. Volume discounts applicable on all Cabinets purchased from Licensor after a minimum of 2,000 Cabinets. Percentage listed to be deducted from applicable contract price.

•	Spectre Gaming provides the MPU board/PC board.

•	* Price includes IPP fee, when Printer is purchased.

EXHIBIT “C”
CABINET COMPONENTS

TO BE PROVIDED

EXHIBIT “D”
LICENSE FEES

Class A license	** per License

Class B license	** per License

Class C license	** per License

Class D license	** per License

Specialty game license	TBD

Licensee will be eligible for a discount on the above license fees when cumulative License purchases reach the following levels:

Licenses Purchased	Discount to be Applied
1001-1749	** discount

1750-2449	** discount

2500 +	** discount.

EXHIBIT “E”
STANDARD WARRANTY

For a period of ninety (90) days following installation or for any additional warranty period purchased by Licensee under Section 4.05, Bally offers the standard warranty set forth below.

STANDARD LIMITED WARRANTY

     ALL BALLY products are precision built, tested and inspected prior to shipment, and have been manufactured in compliance with all applicable laws and regulations of the United States. Bally warrants and guarantees to the original customer, and any parent, affiliate, subsidiary, customer or sublicensee of the original customer pursuant to Section 4.05, that all of its new gaming devices will be free from defects in material and workmanship, which materially and adversely affect the performance of the gaming device, throughout the entire warranty period. Minor deviations from any specifications or standards, which do not so affect the performance of the gaming devices, are not considered to be defects in materials or workmanship.

     The sole and exclusive remedy in the event of defect is expressly limited to the adjustment, repair or replacement of defective parts, at the sole discretion of Bally, to return the product to good working condition. All component parts not manufactured by Bally are excluded from this warranty. In no event shall Bally or any of its affiliates, subsidiaries, representatives, or agents be liable for any direct, indirect, special, incidental or consequential damages, including loss of use or revenue. This warranty is valid under all normal use and service of the gaming devices, but is void if the product is not operated and maintained in accordance with the Bally product literature and manuals.

     Some states do not allow limitations on how long an implied warranty lasts, and some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation and exclusion may not apply. This warranty grants specific legal rights, but original customer and permitted assignees may also have other rights which vary from state to state.

EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS AGREEMENT, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR USE AND MERCHANTABILITY, AS WELL AS THOSE WHICH MAY ARISE UNDER USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE. NO AFFIRMATION OF FACT INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING SUITABILITY OF USE, PERFORMANCE, PERCENTAGE OF HOLD, OR PAR VALUE OF A BALLY PRODUCT SHALL BE DEEMED TO BE A WARRANTY OR GUARANTEE FOR ANY PURPOSE.